Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus pertaining to the registration of 11,743,710 shares of common stock of Cortex Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated July 25, 2003, except for the fourth paragraph of footnote 1 and footnote 13, for which the date is August 21, 2003, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 16, 2004